UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of
the Securities Exchange Act of 1934
Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MOMENTUS INC.
(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25 (b) per Exchange Act Rules 14a-6 (i) (1) and 0-11

The following e-mail was sent to employees of Momentus Inc. on May 25, 2023

Subject: An important reminder from John Rood: please vote your shares – every share and every vote counts!

Team,

I am writing in connection with our 2023 Annual Meeting of Stockholders approaching on May 30th because many of you are stockholders in addition to being employees of Momentus.

Please take a moment now to ensure that your shares are represented at this important meeting.  As a Momentus stockholder, your vote is very important.

We have two proposals being voted on at the Annual Meeting.  Momentus’ Board of Directors and management team recommend that you vote your shares “FOR” the election of each of the director nominees that have been nominated for re-election at the Annual Meeting and “FOR” each of the other proposals that have been submitted for a stockholder vote at the Annual Meeting.  Please refer to our proxy statement and the additional proxy materials that have been filed with the SEC for more details regarding the nominees and proposals.

If you were a stockholder on the record date (April 4, 2023), you should have received instructions in the mail or electronically from your bank or broker about how to vote your shares and more information is provided below about E*Trade notifications.

We encourage you to vote your shares as soon as possible.

If you require any assistance in voting your shares, please call Morrow Sodali, our proxy solicitor, at 1.800.662.5200. For E*Trade employee stock plan services, please call 1.800.454.8683.

E*Trade Notifications: If you hold shares through E*Trade and receive communications electronically, you should have received an email on or close to May 18, 2023, from E*Trade with instructions about how to vote your shares (please check your “spam” or ‘junk” folder if you did not receive it). If you do not receive communications from E*Trade electronically, you should have received instructions about how to vote your shares in the mail.

You may also reach out to Paul Ney, Jess Pieczonka, or Ramin Olson for further assistance.

Thank you for your continued contributions to the growth and success of Momentus and thank you in advance for voting promptly.

John Rood
Chief Executive Officer